Product Supplement No. STOCK ARN-1 (To Prospectus dated March 4, 2022) December 8, 2023	Filed Pursuant to Rule 424(b)(3) Registration No. 333-262557
Accelerated Return Notes® “ARNs®” Linked to One or More Equity Securities
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Accelerated Return Notes® (”ARNs”) are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD”).  Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of TD.

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ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs.  Instead, the return on ARNs will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the agents, or our respective affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.

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ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable pricing supplement (which we refer to as a “term sheet”) of the positive performance of the Market Measure, up to a specified cap (the “Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.

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If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, up to the Capped Value.

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If the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease.  In such a case, you may lose all or a significant portion of the principal amount of your ARNs.

•	This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.
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For each offering of ARNs, we will provide you with a term sheet that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, and certain risk factors.  The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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ARNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.
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BofA Securities, Inc. (“BofAS”) and one or more of its affiliates and TD Securities (USA) LLC (“TDS”) may act as our agents to offer ARNs, and each of BofAS and TDS will act in a principal capacity in such role.

ARNs are senior unsecured debt securities issued by TD, are not guaranteed or insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality of any jurisdiction, and are not, either directly or indirectly, an obligation of any third party. ARNs have complex features and investing in ARNs involves risks not associated with an investment in conventional debt securities. Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement and page 1 of the accompanying prospectus. You may lose all or a significant portion of your investment in ARNs.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and in the accompanying prospectus, as well as the applicable term sheet.  None of us, BofAS or TDS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about ARNs, you should not rely on it.
Key Terms:
General:
ARNs are senior unsecured debt securities issued by TD, are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus, ARNs rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk.
The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value.
Each issue of ARNs will mature on the date set forth in the applicable term sheet.  We cannot redeem ARNs at any earlier date, except under the limited circumstances set forth below.  We will not make any payments on ARNs until maturity, and you will not receive any interest payments.

Market Measure:
The Underlying Stock of a company other than us, the agents or our respective affiliates (the “Underlying Company”) represented either by a class of common equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act.
The Market Measure may consist of a group, or “Basket,” of the Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

Market Measure Performance:
The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.
Unless otherwise specified in the applicable term sheet:
The “Starting Value” will be the price of the Underlying Stock on the date when ARNs are priced for initial sale to the public (the “pricing date”).
If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “Description of ARNs—Basket Market Measures.”
The “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day multiplied by its Price Multiplier on that day (each as defined below).
If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”
If a Market Disruption Event (as defined below under “Description of ARNs—Market Disruption Events”) occurs and is continuing on the scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures —Ending Value of the Basket.”

Participation Rate:
The rate at which investors participate in any increase in the value of the Market Measure, as calculated below.  The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:
The maximum Redemption Amount.  Your investment return is limited to the amount represented by the Capped Value specified in the applicable term sheet.  We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Price Multiplier:
Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for each Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to an Underlying Stock described below under “Description of ARNs—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:
At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value. If the value of the Market Measure does not change from the Starting Value to the Ending Value, you will receive a Redemption Amount that equals the principal amount. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease, and you will receive a Redemption Amount that is less than the principal amount.
Any payments due on ARNs, including any repayment of principal, is subject to our credit risk as issuer of ARNs. If we were to default on our obligations, you could lose some or all of your investment.
The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:
You may lose all or a significant portion of the principal amount of your ARNs.  Further, if you sell your ARNs prior to maturity in the secondary market (if any), you may find that the market value per ARN is less than the price that you paid for your ARNs.

Calculation Agent:	The calculation agent will make all determinations associated with ARNs. Unless otherwise set forth in the applicable term sheet, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for ARNs. Alternatively, we will appoint BofAS or one of our respective affiliates to act as the calculation agent for ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Agents:
BofAS and one or more of its affiliates and TDS will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold.  See the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” for additional information. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.
This product supplement relates only to ARNs and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire accompanying prospectus and this product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If the terms or information described in the applicable term sheet and/or this product supplement are inconsistent with information described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable term sheet; second, this product supplement; and last, the accompanying prospectus. You should carefully review the applicable term sheet to understand the specific terms of your ARNs.
Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus are not an offer to sell ARNs to anyone, and are not soliciting an offer to buy ARNs from anyone, in any jurisdiction where the offer or sale is not permitted.
Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to TD.
You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS
Your investment in ARNs is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus and applicable term sheet, in light of your particular circumstances.  ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.
Structure-Related Risks
Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on ARNs at maturity.  The return on ARNs will be based on the performance of the Market Measure and if the value of the Market Measure decreases from the Starting Value to the Ending Value, you may lose all or a significant portion of your investment.
Your return on ARNs may be less than the yield on a conventional fixed- or floating-rate debt security of comparable maturity.  There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Your investment return will be limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure.  The appreciation potential of ARNs is limited to the Capped Value.  You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure.  In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.
In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product prospectus supplement under “Description of ARNs—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on any Underlying Stock or any other rights associated with any Underlying Stock.  Thus, any return on ARNs will not reflect the return you would realize if you actually owned shares of any Underlying Stock.
Underlying Stock-Related Risks
You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock.  In the ordinary course of business, we, the agents, or our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of ARNs, you will have no rights that a holder of any Underlying Stock may have, and you will not be entitled to receive shares of any Underlying Stock or dividends or other distributions by any Underlying Company. ARNs are our debt securities.  They are not equity instruments, shares of stock or securities of any other issuer.  Investing in ARNs will not make you a holder of any Underlying Stock.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock.  As a result, the return on your ARNs may not reflect the return you would realize if you actually owned shares of any Underlying Stock and received the dividends paid or other distributions made in connection with them.  Your ARNs will be paid in cash and you have no right to receive shares of any Underlying Stock.
If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your ARNs, include:
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Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

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Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, health, pandemic and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable. Additionally, the accounting, auditing and financial reporting standards and requirements applicable to foreign companies may differ from those applicable to U.S. companies.
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Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the agents and our respective affiliates do not control any Underlying Company and have not verified any disclosure made by any Underlying Company.  We, the agents and/or our or their respective affiliates currently, or in the future, may engage in business with any Underlying Company, and we, the agents, or our respective affiliates may from time to time own securities of any Underlying Company. However, none of us, the agents, or any of our respective affiliates has the ability to control any actions of any Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Stock or any Underlying Company. Any information in the term sheet regarding an Underlying Stock and an Underlying Company is derived from publicly available information. You should make your own investigation into any Underlying Stock and any Underlying Company.
An Underlying Company will not have any obligations relating to ARNs, and none of us, the agents, or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company.  An Underlying Company will not have any financial or legal obligation with respect to ARNs or the amounts to be paid to you, including any obligation to take our interests or the interests of holders of ARNs into consideration for any reason, including when taking any corporate actions that might adversely affect the price of an Underlying Stock or the value of ARNs.  An Underlying Company will not receive any of the proceeds from any offering of ARNs, and will not be responsible for, or participate in, the offering of ARNs.  No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount payable on the ARNs.
None of us, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of ARNs.  None of us, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Stock or any Underlying Company or as to the future performance of any Underlying Stock.  Any prospective purchaser of ARNs should undertake such independent investigation of an Underlying Stock and an Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in ARNs.
The payment on ARNs will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier or other terms of ARNs may be adjusted for the specified corporate events affecting any Underlying Stock, as described in the section entitled “Description of ARNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier, the amount paid to you at maturity or any other terms of ARNs may adversely affect the Closing Market Price of that Underlying Stock, the Ending Value and, as a result, the payment on and market value of ARNs.
Risks Relating to Underlying Stocks That Are ADRs
The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company.  Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.
Exchange rate movements may adversely impact the price of an Underlying Stock that is an ADR.  If an Underlying Stock is an ADR, the market price of that Underlying Stock will generally track the U.S. dollar value of the market price of its underlying common shares.  Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of that Underlying Stock may decrease while the market price of its underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the price of that Underlying Stock and consequently, the value of your ARNs and the amount payable on ARNs.
Adverse trading conditions in the applicable non-U.S. market may negatively affect the price of an Underlying Stock that is an ADR.  Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your ARNs.
Delisting of an Underlying Stock that is an ADR may adversely affect the value of ARNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in a successor to the Over-The-Counter Bulletin Board (an “OTC Exchange”) as operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the applicable Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Market Measure by reference to those common shares, as described below under “Description of ARNs—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of, or any amounts payable on, ARNs.
Other Risk Factors Relating to an Underlying Stock
The accompanying prospectus contains additional risk factors applicable to ARNs under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to an Underlying Stock. You are urged to review these other risk factors and consult with your advisors about the consequences on an investment in ARNs prior to making an investment decision on ARNs.
Valuation- and Market-Related Risks
The initial estimated value of your ARNs will be less than their public offering price. The difference between the public offering price of your ARNs and the initial estimated value of ARNs (to be specified in the applicable term sheet) will reflect costs and expected profits associated with selling and structuring ARNs, as well as hedging our obligations under the applicable ARNs. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the applicable maturity date.

The initial estimated value of your ARNs will be based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of ARNs generally will represent a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount will be based on, among other things, our view of the funding value of ARNs as well as the higher issuance, operational and ongoing liability management costs of ARNs in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of ARNs to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for ARNs is expected to increase the initial estimated value of ARNs and have an adverse effect on the economic terms of ARNs.
The initial estimated value of ARNs will be based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS. The initial estimated value of your ARNs when the terms of ARNs are set on the applicable pricing date will be based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of ARNs and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models, including those of BofAS, and the methodologies used by us to estimate the value of ARNs may not be consistent with those of other financial institutions that may be purchasers or sellers of ARNs in any secondary market. As a result, the secondary market price of your ARNs, if any, may be materially less than the initial estimated value of ARNs, as set forth in the applicable term sheet, determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.
The initial estimated value of ARNs will not be a prediction of the prices at which you may sell ARNs in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of ARNs, may be less than the initial estimated value of ARNs and could result in a substantial loss to you. The initial estimated value of ARNs, as set forth in the applicable term sheet, will not be a prediction of the prices at which BofAS, our or their respective affiliates or third parties may be willing to purchase such ARNs from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your ARNs in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of ARNs. Further, as secondary market prices of your ARNs take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring ARNs, as well as hedging our obligations under ARNs, secondary market prices of your ARNs will likely be less than the public offering price of your ARNs. As a result, the price at which BofAS, our or their respective affiliates or third parties may be willing to purchase ARNs from you in secondary market transactions, if any, will likely be less than the price you paid for your ARNs, and any sale prior to maturity could result in a substantial loss to you.
We cannot assure you that there will be a trading market for your ARNs.  If a secondary market exists, we cannot predict how ARNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your ARNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.
We anticipate that one or more of the agents or their affiliates will act as a market-maker for ARNs, but none of them are required to do so and may cease to do so at any time.  Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any ARNs may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which those ARNs might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market.  In such case, the price at which those ARNs could be sold likely would be lower than if an active market existed.
Unless otherwise stated in the applicable term sheet, we will not list ARNs on any securities exchange or quotation system.  Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of ARNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.
The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than on the calculation day.  Changes in the value of the Market Measure during the term of ARNs other than on the calculation day will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has increased at certain times during the term of ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.
If your ARNs are linked to a Basket, changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks.  The Market Measure of your ARNs may be a Basket.  In such case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks.  The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much.  Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks.  If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your ARNs.
If you attempt to sell your ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and may be less than the principal amount. ARNs are not designed to be short-term trading instruments. The limited protection, if any, against the risk of losses provided by the Threshold Value, if any, will only apply if you hold your ARNs to maturity. You have no right to have your ARNs redeemed prior to maturity. If you wish to liquidate your investment in your ARNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your ARNs or no market at all. Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.
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Value of the Market Measure.  We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of ARNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases.  However, as the value of the Market Measure increases, the market value of ARNs may not increase at the same rate.  If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that ARNs will trade in any secondary market at a price that is greater than the Capped Value.
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Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations in the Market Measure. The volatility of the Market Measure during the term of ARNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of ARNs.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.  Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•
Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of ARNs.  If an Underlying Stock is an ADR, the value of your ARNs may also be adversely affected by similar events in the markets of the relevant foreign country.

•
Interest Rates.  We expect that changes in interest rates will affect the market value of ARNs.  In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of ARNs will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of ARNs.  The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of ARNs may be adversely affected. If an Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the price of the ADR, and, thus, the market value of  ARNs may be adversely affected.

•
Dividend Yields.  In general, if the cumulative dividend yield on any Underlying Stock increases, we anticipate that the market value of ARNs will decrease; conversely, if that dividend yield decreases, we anticipate that the market value of ARNs will increase.

•
Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of ARNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of ARNs.
•
Time to Maturity.  There may be a disparity between the market value of ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of ARNs will approach the expected Redemption Amount to be paid at maturity.

Conflict-Related Risks
Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, ARNs. We, the agents, or our respective affiliates may buy or sell shares of an Underlying Stock, futures or options contracts or exchange-traded instruments on an Underlying Stock, or other listed or over-the counter derivative instruments linked to an Underlying Stock.  We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  These transactions could affect the price of an Underlying Stock in a manner that could be adverse to your investment in ARNs.  On or before the applicable pricing date, any purchases or sales by us, the agents, and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with ARNs), may increase the price of an Underlying Stock.  Consequently, the price of that Underlying Stock may decrease subsequent to the pricing date of an issue of ARNs, which may adversely affect the market value of ARNs.
We, the agents, or one or more of our or their respective affiliates expect to also engage in hedging activities that could increase the price of an Underlying Stock on the applicable pricing date.  In addition, these activities may decrease the market value of your ARNs prior to maturity, including on the calculation day, and may reduce the Redemption Amount. We, the agents, or one or more of our or their respective affiliates may purchase or otherwise acquire a long or short position in ARNs, and may hold or resell ARNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the price of any Underlying Stock, the market value of your ARNs prior to maturity or the Redemption Amount.
Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf.  We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying Stock. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending or other financial relationships with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially  ARNs.  Any such positions could adversely affect future trading prices of ARNs. These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents and our or their respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of an Underlying Stock or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.
We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under ARNs.  We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to ARNs and an Underlying Stock.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases or whether the Redemption Amount on  ARNs is more or less than the principal amount of ARNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our or their respective affiliates receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.
Our business activities and those of the agents relating to any Underlying Company or ARNs may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of ARNs or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to such company, its affiliates, and its competitors.
In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including ARNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs. Any of these activities may adversely affect the price of any Underlying Stock and, consequently, the market value of your ARNs. None of us, the agents, or our respective affiliates makes any representation to any purchasers of ARNs regarding any matters whatsoever relating to any Underlying Stock or any Underlying Company. Any prospective purchaser of ARNs should undertake an independent investigation of any Underlying Stock and any Underlying Company to the extent that, in its judgment, is appropriate to make an informed decision regarding an investment in ARNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the agents, or our respective affiliates.
There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent or as joint calculation agent (along with us or one of our affiliates) for ARNs and, as such, we and/or BofAS, as joint calculation agents or calculation agent, will determine the Starting Value, the Price Multiplier, the Threshold Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if an event occurs with respect to an Underlying Stock that requires an adjustment to the terms of your ARNs. See the sections entitled “Description of ARNs—Market Disruption Events,” “— Reorganization Events,” and “—Anti-Dilution Adjustments”. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment under certain circumstances. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents or any of our respective affiliates will have any obligation to consider your interests as a holder of ARNs in taking any action that might affect the value of ARNs.
As the calculation agent or joint calculation agents, we (or one of our affiliates) and/or BofAS or one of its affiliates will have discretion in making various determinations that affect your ARNs, such as when a Market Disruption Event occurs or an event occurs with respect to an Underlying Stock that requires adjustment to the terms of ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, ARNs” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.
General Credit-Related Risks
Payments on ARNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of, and any amounts payable on, ARNs. ARNs are our senior unsecured debt securities, and are not, either directly or indirectly, an obligation of any third party.  As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive any amounts payable under the terms of ARNs.
In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs.  However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.
Tax-Related Risks
Significant Aspects of the Tax Treatment of ARNs Are Uncertain.
The U.S. federal income tax consequences of an investment in ARNs are uncertain and may be adverse to a holder. There is no direct legal authority as to the proper U.S. federal income tax treatment of ARNs, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of ARNs, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for ARNs, the timing and/or character of income on ARNs could be affected materially and adversely. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.

Further, there exists a risk (and in certain circumstances, a substantial risk) that an investment in ARNs that are linked to shares of a PFIC, REIT or other “pass-thru entity” or a basket that contains PFICs, REITs or other “pass-thru entities” could be treated as a “constructive ownership transaction”, which could result in part or all of any long-term capital gain realized by you being recharacterized as ordinary income.
In 2007, the IRS released a notice that may affect the taxation of holders of ARNs. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether the holder of an instrument such as ARNs should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of ARNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Prospective purchasers of ARNs are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Except to the extent otherwise required by law, we intend to treat your ARNs for U.S. federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as ARNs purchased after the bill was enacted to accrue interest income over the term of ARNs even though there will not be any interest payments over the term of ARNs. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as ARNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your ARNs. Prospective purchasers of ARNs are urged to consult their tax advisors regarding the draft legislation and its possible impact on you.

For a discussion of the Canadian federal income tax consequences of investing in ARNs, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus and the further discussion herein under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non‑resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire ARNs in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of ARNs and receiving any payments that might be due under ARNs.
Other Risk Factors Relating to the Applicable Market Measure
The accompanying prospectus contains additional risk factors applicable to ARNs under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to the Market Measure. You are urged to review these other risk factors and consult with your advisors about the consequences of an investment in ARNs prior to making an investment decision on ARNs.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from each sale of ARNs for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under ARNs as described below.
In anticipation of the sale of ARNs, we and/or our affiliates expect to enter into hedging transactions involving purchases of shares of an Underlying Stock or over‑the‑counter derivative instruments linked to an Underlying Stock prior to or on the pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We and/or our affiliates may acquire a long or short position in securities similar to ARNs from time to time and may, in our or their sole discretion, hold or resell those similar securities. We and/or our affiliates may close out our or their hedge on or before the maturity date.
We and/or our affiliates may close out our or their hedge position relating to ARNs on or before the calculation day for your ARNs. That step may involve sales or purchases of the instruments described above. No holder of ARNs will have any rights or interest in our or any affiliate’s hedging activity or any positions we or our affiliates may take in connection with any hedging activity.
The hedging activity discussed above may adversely affect the market value of, and the return on, ARNs from time to time.

DESCRIPTION OF ARNS
General
Each issue of ARNs will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series E” that will be issued under the senior debt indenture, as amended or supplemented from time to time. The senior debt indenture is described more fully in the accompanying prospectus. The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the heading “Description of the Debt Securities” in the accompanying prospectus. These documents should be read in connection with the applicable term sheet.
Unless otherwise specified in the applicable term sheet, ARNs are not bail-inable debt securities (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus relating to bail-inable debt securities will not apply to ARNs.
The maturity date of ARNs and the aggregate principal amount of each issue of ARNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.
We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.
Prior to the maturity date, ARNs are not redeemable at our option or repayable at the option of any holder. ARNs are not subject to any sinking fund. ARNs are not subject to the defeasance provisions described in the accompanying prospectus under the caption “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance.”
ARNs will be issued only in global form through The Depository Trust Company (“DTC”). We will issue ARNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of ARNs will be set forth in the applicable term sheet. You may transfer ARNs only in whole units.
Payment at Maturity
At maturity, subject to our credit risk as issuer of ARNs, you will receive the Redemption Amount, denominated in U.S. dollars.  Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:
•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:
The Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.
•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.
Your participation in any upside performance of the Market Measure underlying your ARNs will also be impacted by the Participation Rate.  The “Participation Rate” will be 300% for ARNs unless otherwise set forth in the applicable term sheet.
Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.
If specified in the applicable term sheet, your ARNs may be “Relative Value ARNs,” the return on which will be determined based on the relative performance of two or more Market Measures.  The specific terms and risks of any Relative Value ARNs will be set forth in the applicable term sheet.
The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical prices of the Underlying Stock or Underlying Stocks.  However, historical prices of any Underlying Stock are not indicative of its future performance or the performance of your ARNs.
An investment in ARNs does not entitle you to any ownership interest in or any other rights with respect to the Underlying Company, including any voting rights, in any Underlying Stock, nor dividends paid, or other distributions made by any Underlying Company.
Unless otherwise specified in the applicable term sheet, a “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
The Starting Value and the Ending Value
Starting Value
The “Starting Value” will be the Closing Market Price of the Underlying Stock on the pricing date, unless otherwise specified in the applicable term sheet.
If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures” below.
Ending Value
The “Ending Value” will equal the Closing Market Price of the Underlying Stock determined on the calculation day multiplied by its Price Multiplier on that day, unless otherwise specified in the applicable term sheet.
If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Ending Value of the Basket.”
The “calculation day” means a trading day shortly before the maturity date on which a Market Disruption Event has not occurred. The calculation day will be set forth in the applicable term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.
If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures” below.
The “Closing Market Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:
•
if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official Closing Market Price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•
if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in an OTC Exchange, the last reported sale price of the principal trading session on an OTC Exchange on that day;

•
if the Underlying Stock (or such other security) is issued by a foreign issuer and its Closing Market Price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as determined by the calculation agent); or

•
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent.

If there is a Market Disruption Event on a scheduled calculation day with respect to an Underlying Stock, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of that Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-trading day on that second scheduled trading day.
The initial “Price Multiplier” for an Underlying Stock will be one, unless otherwise set forth in the term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events
As to any Underlying Stock (or any “successor Underlying Stock,” which is the common equity securities of a Successor Entity (as defined below)), a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or successor Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or successor Underlying Stock); or

(C)	the determination that the scheduled calculation day is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise.
For the purpose of determining whether a Market Disruption Event has occurred:
(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the shares of the  Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; or

(5)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Anti-Dilution Adjustments
As to any Underlying Stock (or successor Underlying Stock), the calculation agent may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of ARNs (such as the Starting Value), if an event described below occurs after the pricing date and on or before the calculation day and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock (or successor Underlying Stock).
The Price Multiplier for any Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect the Underlying Stock.
No adjustments to the Price Multiplier for any Underlying Stock or any other terms of ARNs will be required other than those specified below. However, the calculation agent may make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of ARNs to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.
The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for any Underlying Stock or any other terms of ARNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below.
No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.
Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of ARNs, the calculation agent may (but is not required to) provide holders of ARNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment.  Upon written request by any holder of ARNs, the calculation agent will provide that holder with information about such adjustment.
Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity
The calculation agent may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of ARNs (such as the Starting Value), as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:
•                      the prior Price Multiplier; and

•                       the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.
       For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.
Stock Dividends.  If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of an Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend or distribution of additional shares has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
•	the prior Price Multiplier; and
•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;
provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).
For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.
Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to an Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.
An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:
•	the prior Price Multiplier; and
•
a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:
•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.
To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.
Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
•	the prior Price Multiplier; and
•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.
The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the Closing Market Price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.
Reorganization Events
If after the pricing date and on or before the calculation day, as to any Underlying Stock:
(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;
(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;
(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;
(g)
there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall make an adjustment to the Price Multiplier or to any other terms of ARNs as the calculation agent determines appropriate to account for the economic effect on ARNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to ARNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of ARNs and as though the calculation day were the fifth trading day prior to the date of acceleration.
If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of ARNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of ARNs, and as though the calculation day were the fifth trading day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.
Alternative Anti-Dilution and Reorganization Adjustments
The calculation agent may elect to not make any of the adjustments to the Price Multiplier for any Underlying Stock or to any other terms of ARNs, but may instead make adjustments to the Price Multiplier for any Underlying Stock or any other terms of ARNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of ARNs as if the Price Multiplier had been adjusted.
Anti-Dilution Adjustments to Underlying Stocks that Are ADRs
For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above.  For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two.  Unless otherwise specified in the applicable term sheet, with respect to ARNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.
The calculation agent may determine not to make an adjustment if:
(A)
holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if ARNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)
to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of ARNs as the calculation agent determines to account for that event.
Delisting of ADRs or Termination of ADR Facility
If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Market Measure for ARNs will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Market Measure by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of ARNs as it deems necessary to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as determined by the calculation agent.
Underlying Stock
Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act.  Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov.  None of us, the agents, or any of our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.
The selection of an Underlying Stock is not a recommendation to buy or sell the Underlying Stock.  None of us, the agents, or any of our respective subsidiaries or affiliates makes any representation to any purchaser of ARNs as to the performance of any Underlying Stock.
Basket Market Measures
If the Market Measure to which your ARNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.  We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date.  The Basket Stocks may or may not have equal Initial Component Weights, as set forth in the term sheet.
Determination of the Component Ratio for Each Basket Stock
The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the pricing date, based upon the weighting of that Basket Stock.  The Component Ratio for each Basket Stock will equal:
•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by
•	the Closing Market Price of that Basket Stock on the pricing date.
Each Component Ratio will be rounded to eight decimal places.
The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.
Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Stock ABC	50.00%	50.00	1.00000000	50.00
Stock XYZ	25.00%	24.00	1.04166667	25.00
Stock RST	25.00%	10.00	2.50000000	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.
(2)
The hypothetical Component Ratio for each Basket Stock equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Ending Value of the Basket
The “Ending Value” of the Basket will be the value of the Basket on the calculation day. The value of the Basket will equal the sum of the products of the Closing Market Price of each Basket Stock on a trading day multiplied by (a) its Price Multiplier on that day, and (b) the Component Ratio for each Basket Stock.  The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock.  Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket.  Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.
Unless otherwise specified in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), a Market Disruption Event occurs on the scheduled calculation day (such day being a “non-calculation day”), the calculation agent will determine the prices of the Basket Stocks for that non-calculation day, and as a result, the Ending Value, as follows:
•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on that non-calculation day.
•
The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described in the second to last paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Underlying Stock” will be references to “Basket Stock.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations and calculations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, trading days and non-calculation days.  Absent manifest error, all determinations and calculations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.
We expect to appoint BofAS (or one of its affiliates) and us (or one of our affiliates) as the joint calculation agents for each issue of ARNs. Alternatively, we may appoint BofAS (or one of our respective affiliates) as calculation agent for ARNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, in either case, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.
Same-Day Settlement and Payment
ARNs will be delivered in book-entry form only through DTC against payment by purchasers of ARNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as ARNs are maintained in book-entry form.
Events of Default and Acceleration
Events of default are defined in the senior debt indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the senior debt indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of ARNs, and as if the calculation day were the fifth trading day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of ARNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under the heading “Description of the Debt Securities—Terms Specific to Senior Debt Securities—Events of Default”.
If the maturity date of ARNs is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to ARNs as promptly as possible and in no event later than two business days after the date of acceleration.
Listing
Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
TDS and BofAS and one or more of its affiliates may act as our agents for any offering of ARNs, and TDS and BofAS will each act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described in the section “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.
Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet. Each agent may resell any ARN it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount that agent received from us. Additionally, unless otherwise specified in the applicable term sheet, TDS will provide services to TD in connection with the offer and sale of ARNs, and TD will reimburse TDS for certain related expenses and pay TDS a fee in connection with its role in the offer and sale of ARNs.
You must have an account with the applicable agent in order to purchase ARNs. None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase any ARNs. You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.
BofAS and its affiliates may use this product supplement and the accompanying prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding TD or for any purpose other than that described in the immediately preceding sentence.
Conflict of Interest
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of ARNs, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of ARNs will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell ARNs to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions
European Economic Area and United Kingdom
None of the applicable pricing supplement, this product supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). The applicable pricing supplement, this product supplement and the accompanying prospectus have been prepared on the basis that any offer of ARNs in the European Economic Area (the “EEA”) or in the United Kingdom will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in the EEA or in the United Kingdom of ARNs which are the subject of the offering contemplated in the applicable pricing supplement, this product supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither TD nor the agents have authorized, nor do they authorize, the making of any offer of the notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as may be amended.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS
ARNs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling ARNs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling ARNs or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
ARNs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling ARNs or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling ARNs or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning ARNs under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. The applicable term sheet may describe the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning ARNs which shall, to the extent so described or to the extent inconsistent with the accompanying prospectus, replace or modify the description in the accompanying prospectus.
In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of ARNs will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on November 28, 2023 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of an investment in ARNs are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities such as ARNs should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of ARNs and does not purport to be a complete analysis of all tax considerations relating to ARNs. The following is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of ARNs, which may differ from the discussion herein. The discussion of the U.S. federal income tax consequences contained in the applicable term sheet supersedes the following to the extent it is inconsistent with this discussion. Prospective purchasers of ARNs are urged to read the discussion below in connection with the discussion in the applicable term sheet relating to their ARNs and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of, and receiving payments under, ARNs.
The discussion below assumes that an investor in ARNs will be subject to a significant risk that it will lose a significant amount of its investment in ARNs. If an investor in ARNs is not subject to a significant risk that it will lose a significant amount of its investments in ARNs, the U.S. federal income tax treatment of those ARNs may differ substantially from that described in the discussion below and such treatment will be described in the applicable term sheet. The discussion below also assumes that ARNs will not provide for interest payments. If ARNs provide for interest payments, the U.S. federal income tax treatment of the coupon will be described in the applicable term sheet.
This discussion applies to you only if you acquire your ARNs upon initial issuance and hold your ARNs as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”), a real estate investment trust (a “REIT”) or common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding ARNs in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•	a person that owns ARNs as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a

“constructive sale” with respect to ARNs or a “wash sale” with respect to ARNs or the Market Measure,
•	a former citizen of the U.S.,
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders.
For purposes of this discussion, a U.S. holder is a beneficial owner of a ARN that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes; (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds ARNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding ARNs should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in ARNs.
U.S. Federal Income Tax Treatment
Unless otherwise specified in the applicable term sheet, we intend to treat ARNs as prepaid derivative contracts with respect to the Market Measure or Basket for U.S. federal income tax purposes and pursuant to the terms of ARNs, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat ARNs in accordance with this characterization.
If ARNs are so treated, you should generally not accrue any income with respect to ARNs during the term of ARNs until taxable disposition of ARNs and you should generally recognize gain or loss upon such taxable disposition in an amount equal to the difference between the amount you receive at such time and your tax basis in ARNs. In general, your tax basis in your ARNs will be equal to the amount you paid for your ARNs. Subject to the discussion below on the constructive ownership rules of Section 1260 of the Code, such recognized gain or loss should generally be long-term capital gain or loss if you have held your ARNs for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
It is possible that the IRS could assert that your holding period in respect of your ARNs should end on the date on which the amount you are entitled to receive upon maturity of your ARNs is determined, even though you will not receive any amounts from the Bank in respect of your ARNs prior to the maturity date of your ARNs. In this case, you may be treated as having a holding period in respect of your ARNs ending prior to the maturity date for your ARNs, and such holding period may be treated as less than one year even if you receive cash on the maturity date of your ARNs at a time that is more than one year after the beginning of your holding period.
Unless otherwise specified in the applicable term sheet, we expect our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, would be able to opine that it would be reasonable to treat your ARNs in the manner described above.
Notice 2008-2
In 2007, the IRS released a notice that may affect the taxation of holders of instruments such as ARNs. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as ARNs, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such ARNs would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Except to the extent otherwise required by law, we intend to treat your ARNs for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Section 1260
If the ARN references a Market Measure that is treated as equity in a RIC (or a “trust”) such as certain exchange-traded funds, a REIT, a passive foreign investment company (a “PFIC”), a partnership (including a master limited partnership), or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the "constructive ownership" rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of ARNs could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in ARNs is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such ARNs will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of ARNs (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition).
Because the application of the constructive ownership rules to ARNs is unclear, holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in ARNs.
Section 1297

We will not attempt to ascertain whether an Underlying Company would be treated as a PFIC. In general, if a U.S. taxpayer holds an interest in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that any Market Measure is treated as a PFIC, the application of the PFIC rules to ARNs would be unclear, and it is possible that U.S. holders of ARNs could be subject to the PFIC rules to the extent that ARNs directly or indirectly references shares in one or more PFICs. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the PFIC rules to an investment in ARNs.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your ARNs, it is possible that the IRS could seek to characterize your ARNs in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to ARNs.
Contingent Payment Debt Instrument. If ARNs have a term greater than one year, it is possible that ARNs could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If ARNs are so treated, you would be required to accrue interest income over the term of your ARNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ARNs. You would recognize gain or loss upon the taxable disposition of your ARNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ARNs. In general, your adjusted basis in your ARNs would be equal to the amount you paid for your ARNs, increased by the amount of interest you previously accrued with respect to your ARNs. Any gain you recognize upon the taxable disposition of your ARNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ARNs, and thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if ARNs have a term of one year or less, it is possible that ARNs could be treated as contingent short-term debt instruments. However, there are no specific rules that govern contingent short-term debt instruments and, therefore, if ARNs were characterized as contingent short-term debt instruments, the U.S. federal income tax treatment of ARNs would not be entirely clear. U.S. holders should consult their tax advisors as to the tax consequences of such characterization.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Market Measure, (ii) any gain or loss that you recognize upon the taxable disposition of ARNs should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your ARNs or (iv) you should be required to include in ordinary income an amount equal to any increase in the Market Measure that is attributable to ordinary income that is realized in respect of the Market Measure, such as interest, dividends or net-rental income. You should consult your tax advisors as to the tax consequences of such characterization and any possible alternative characterizations of your ARNs for U.S. federal income tax purposes.
Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to ARNs, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Information Reporting with Respect to Specified Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their ARNs if they do not hold their ARNs in an account maintained by a financial institution and the aggregate value of their ARNs and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its ARNs and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in ARNs or a sale of ARNs generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in ARNs or a sale of ARNs to be treated as a Reportable Transaction. U.S. holders should consult their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of ARNs.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of ARNs will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of ARN that is: (i) a nonresident alien individual for U.S. federal income tax purposes; (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.
Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your ARNs or to generally applicable information reporting and backup withholding requirements with respect to payments on your ARNs if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS

Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code (each as discussed below), gain realized on the taxable disposition of ARNs by a non-U.S. holder will generally not be subject to federal income tax, unless:
•	the gain with respect to ARNs is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds ARNs as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of ARNs by the non-U.S. holder is described in any of the preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether an Underlying Company , would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether ARNs should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or ARNs were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a ARN upon a taxable disposition of the ARN to U.S. federal income tax on a net basis, (with the potential requirement to file a U.S. federal income tax return), or, possibly, the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and ARNs as USRPI.
Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2018, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued Notice 2020-2, which states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to 871(m) Specified ELIs that are not Delta-One Specified ELIs and are issued before January 1, 2025.
The 30% withholding tax may also apply if the ARNs are deemed to be reissued for tax purposes upon the occurrence of certain events affecting an Underlying Stock or the ARNs, and following such occurrence the ARNs could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the ARNs under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a Market Measure or the ARNs.  Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the ARNs, non-U.S. holders are urged to consult with their tax advisors regarding the application of Section 871(m) of the Code to the ARNs (including in the context of their other transactions in respect of a Market Measure or the ARNs, if any) and the 30% withholding tax to an investment in the ARNs.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. ARNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds ARNs at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding ARNs at death.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Holders should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their ARNs through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as ARNs that are purchased after the bill was enacted to accrue interest income over the term of ARNs despite the fact that there will be no interest payments over the term of ARNs. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as ARNs to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future or whether any such bills would affect the tax treatment of your ARNs. Prospective purchasers of ARNs are urged to consult their tax advisors regarding any possible changes in law and whether any such change may adversely affect the tax treatment of their ARNs.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in ARNs, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and any Underlying Company).

ERISA CONSIDERATIONS
A fiduciary of a pension, profit-sharing or other employee benefit plan (each, an “employee benefit plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the employee benefit plan’s particular circumstances before authorizing an investment in ARNs. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the employee benefit plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit (i) employee benefit plans which are subject to Title I of ERISA, (ii) “plans” defined in Section 4975 of the Code (including individual retirement accounts and “Keogh”)) which are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan subject to Title I of ERISA or plan subject to Section 4975 of the Code (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as an “ERISA plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the ERISA plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code.
The acquisition, holding or, if applicable, exchange, of ARNs by an ERISA plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the ARN is acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of an ARN. These exemptions include, without limitation:
•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;
•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;
•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;
•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and
•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.
In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to ERISA plans or being related to such a service provider. Under these provisions, the purchase and sale of an ARN should not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that neither the issuer of the ARN nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA plans considering acquiring and/or holding an ARN in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and ARNs should not be purchased or held by any person investing “plan assets” of any ERISA plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code.
In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that ARNs will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.
Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (collectively referred to herein as “non-ERISA arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other regulations, rules or laws (collectively, “similar laws”).
Accordingly, by acceptance of an ARN or any interest therein, each purchaser and holder of ARNs or any interest therein will be deemed to have represented by its purchase and holding of ARNs that either (1) it is not an ERISA plan and is not purchasing any ARNs or interest therein on behalf of or with “plan assets” of any ERISA plan or (2) the purchase and holding of ARNs or any interest therein will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of ARNs or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of ARNs that its purchase and holding will not violate any applicable similar law.
Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing ARNs on behalf of or with “plan assets” of any ERISA plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the exemptions listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.
Each purchaser and holder of ARNs has exclusive responsibility for ensuring that its purchase and holding of ARNs does not violate the fiduciary or prohibited transaction rules of Title I of ERISA, Section 4975 of the Code or any applicable similar laws. Neither this discussion nor anything provided in this product supplement is, or is intended to be, investment advice directed at any ERISA plan or non-ERISA arrangement or relevant ERISA plan or non-ERISA arrangement fiduciary, and such purchasers of any of our ARNs should consult and rely on their own counsel and advisers as to whether an investment in our ARNs is suitable for the ERISA plan or non-ERISA arrangement. The sale of ARNs to any ERISA plan or non-ERISA arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.